Delphi Technologies reports strong first quarter 2018 financial results, raises full year outlook

Growth momentum in key technologies continues with robust start to the year

LONDON, May 9, 2018 /PRNewswire/ -- Delphi Technologies PLC (NYSE: DLPH), a global leader in vehicle propulsion, today reported first quarter 2018 U.S. GAAP earnings of $1.10 per diluted share. Excluding special items, first quarter earnings totaled $1.30 per diluted share. The Company also reported revenue of $1.3 billion for the quarter, an increase of 5 percent compared to the respective equivalent prior period, on an adjusted basis.

Prior to December 4, 2017, Delphi Technologies operated as the Powertrain Systems segment of Delphi Automotive PLC (the "former parent") and the historical financial information presented in this press release for periods prior to December 4, 2017 were derived from the former parent's accounting records and are presented on a carve-out basis as if Delphi Technologies had operated as a stand-alone company for all periods presented.

First quarter highlights

  Revenue of $1.3 billion, up 5%(*) year-on-year
  U.S. GAAP net income of $98 million, diluted earnings per share of $1.10
    Excluding special items, earnings of $1.30 per diluted share
  U.S. GAAP operating income of $138 million, or 10.6% margin
    Adjusted operating income of $159 million, or 12.3% margin
  Generated $75 million of cash from operating activities
  Quarterly dividend payment of $15 million

(*) Adjusted for currency exchange and certain aftermarket revenue retained by the former parent

Full year outlook raised
The company has raised its full year outlook for 2018. Revenue is now expected to be in the range of $5.0 - $5.2 billion, up $100 million from the company's prior outlook range. Adjusted Operating Income margin is now expected to be in the range of 12.3% - 12.5%, up 10 basis points from the company's prior outlook range. Adjusted earnings per share is now expected to be in the range of $4.65 - $4.95, up $0.15 from the company's prior outlook range.

CEO comments
"Delphi Technologies had a strong start to 2018. We delivered 5% revenue growth, underlying margin expansion and have raised our full year outlook. We continue to have robust bookings momentum in key technologies that will support our long-term growth. Led by our industry leading portfolio, focused on solving our customers most complex propulsion challenges, we saw $3 billion of bookings in Q1," said Liam Butterworth, President and Chief Executive Officer for Delphi Technologies. "In our first full quarter as a public company, we also made strong operational progress. Our teams remain highly focused on disciplined execution and pioneering innovation across the range of propulsion technologies in order to consistently deliver value to our customers and shareholders."

First quarter 2018 results
The Company reported first quarter 2018 revenue of $1.3 billion, an increase of 11% from the prior year period. Adjusted for currency exchange and certain aftermarket original equipment service revenue retained by the former parent, revenue increased by 5% during the period. This reflects growth of 4% in Powertrain Systems and 1% in Delphi Technologies Aftermarket. It also reflects growth of 11% in Asia, 6% in North America, 6% in South America and relatively flat performance in Europe.

The Company reported first quarter 2018 U.S. GAAP net income of $98 million and net income of $1.10 per diluted share, compared to $103 million and $1.16 per diluted share in the prior year period. First quarter Adjusted Net Income, a non-GAAP financial measure defined below, totaled $116 million, or $1.30 per diluted share, which compares to Adjusted Net Income in the prior year period of $116 million, or $1.31 per diluted share.

First quarter U.S. GAAP operating income was $138 million, compared to $148 million in the prior year period. Adjusted Operating Income, a non-GAAP financial measure defined below, was $159 million, compared to $162 million in the prior year period. Adjusted Operating Income margin in the first quarter of 2018 was 12.3%, compared to 13.9% in the prior year period. The decline was primarily due to the absence of a commercial settlement that benefited the first quarter of 2017 and, to a lesser degree, spin-related costs associated with becoming a stand-alone public company. Depreciation and amortization expense (including asset impairment charges) totaled $50 million in the first quarter as compared to $48 million in the prior year period.

Interest expense for the first quarter totaled $20 million, as compared to $1 million in the prior year period, which reflects the interest related to the issuance of $1,550 million of debt during 2017 in connection with the separation.

U.S. GAAP tax expense in the first quarter of 2018 was $22 million, resulting in an effective tax rate of approximately 18%, compared to $31 million, or an effective rate of 22%, in the prior year period. The decrease in the effective tax rate reflects the impacts of favorable changes in geographic income mix.

The Company generated net cash flow from operating activities of $75 million in the first quarter, compared to $16 million in the prior year period. Capital expenditures totaled $66 million in the first quarter, compared to $51 million in the prior year period.

Reconciliations of Adjusted Net Income, Adjusted Net Income per Share, Adjusted Operating Income and Cash Flow Before Financing, which are non-GAAP measures, to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") are provided in the attached supplemental schedules.

Revised full year 2018 outlook
The Company's full year 2018 financial guidance is as follows:

(in millions, except per share amounts)	Full Year 2018
Revenue	$5,000 - $5,200
Adjusted operating income margin	12.3% - 12.5%
Adjusted earnings per share	$4.65 - $4.95
Cash flow from operations	$440 - $480
Capital expenditures	$280 - $300
Adjusted effective tax rate	16% - 17%

Key non-GAAP reconciliation items to the projected 2018 adjusted diluted earnings per share are as follows:	Earnings Per Share
Estimated separation charges	$0.70 - $0.75
Estimated charges for restructuring	$0.89 - $0.94

Conference call and webcast
The Company will host a conference call to discuss these results at 8:30 a.m. (ET) / 1:30 p.m. (BST) today, which is accessible by dialing 866.761.8621 (US domestic) or 703.925.2612 (international) or through a webcast at http://ir.delphi.com. The conference ID number is 9159579. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company's website. A replay will be available two hours following the conference call.

About Delphi Technologies
Delphi Technologies is a technology company focused on providing electric vehicle and internal combustion engine propulsion solutions, in addition to solving emissions and fuel economy challenges for the world's leading automotive OEMs. Delphi Technologies also provides leading aftermarket service solutions for the replacement market. With headquarters in London, U.K., Delphi Technologies operates technical centers, manufacturing sites and customer support services in 24 countries. Visit delphi.com.

Use of non-GAAP financial information
This press release contains information about Delphi Technologies' financial results which are not presented in accordance with U.S. GAAP. Specifically, Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income per Share and Cash Flow Before Financing are non-GAAP financial measures. Adjusted Operating Income represents net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, restructuring, separation costs and asset impairments. Adjusted Operating Income margin is defined as Adjusted Operating Income as a percentage of Net sales.

Adjusted Net Income represents net income attributable to Delphi Technologies before restructuring and other special items, including the tax impact thereon. Adjusted Net Income Per Share represents Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Cash Flow Before Financing represents cash provided by operating activities plus cash used in investing activities. Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company's financial position, results of operations and liquidity. In particular, management believes Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income Per Share and Cash Flow Before Financing are useful measures in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and that may obscure underlying business results and trends. Management also uses these non-GAAP financial measures for internal planning and forecasting purposes.

Such non-GAAP financial measures are reconciled to the most directly comparable U.S. GAAP financial measures in the attached supplemental schedules at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with U.S. GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Forward-looking statements
This press release, as well as other statements made by Delphi Technologies PLC (the "Company"), contain forward-looking statements that reflect, when made, the Company's current views with respect to future events and financial performance and, in particular, the Company's 2018 outlook. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company's operations and business environment, which may cause the actual results of the Company to be materially different from any future results. All statements that address future operating, financial or business performance or the Company's strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," "outlook" or "continue," the negatives thereof and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market and those resulting from the United Kingdom referendum held on June 23, 2016 in which voters approved an exit from the European Union, commonly referred to as "Brexit"; risks inherent in operating as a global company, such as, fluctuations in interest rates and foreign currency exchange rates and economic, political and trade conditions around the world; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to the Company's products; the Company's ability to maintain contracts that are critical to its operations; potential changes to beneficial free trade laws and regulations such as the North American Free Trade Agreement; the ability of the Company to achieve the intended benefits from its separation from its former parent or from acquisitions the Company may make; the ability of the Company to attract, motivate and/or retain key executives; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers; the ability of the Company to attract and retain customers; changes in the costs of raw materials; the Company's indebtedness, including the amount thereof and capital availability and cost; the cost and outcome of any claims, legal proceedings or investigations; the failure or breach of information technology systems; severe weather conditions and natural disasters and any resultant disruptions on the supply or production of goods or services or customer demands; acts of war and/or terrorism, as well as the impact of actions taken by governments as a result of further acts or threats of terrorism; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond our control.

Additional factors are discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

DELPHI TECHNOLOGIES PLC CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2018	2017
	(in millions, except per share amounts)
Net sales	$1,296	$1,168
Operating expenses:
Cost of sales	1,046	926
Selling, general and administrative	97	80
Amortization	4	4
Restructuring	11	10
Total operating expenses	1,158	1,020
Operating income	138	148
Interest expense	(20)	(1)
Other income (expense), net	6	(6)
Income before income taxes and equity income	124	141
Income tax expense	(22)	(31)
Income before equity income	102	110
Equity income, net of tax	3	1
Net income	105	111
Net income attributable to noncontrolling interest	7	8
Net income attributable to Delphi Technologies	$98	$103

Net income per share attributable to Delphi Technologies:
Basic	$1.10	$1.16
Diluted	$1.10	$1.16
Weighted average ordinary shares outstanding:
Basic	88.71	88.61
Diluted	88.92	88.61

Cash dividends declared per share	$0.17	$—

DELPHI TECHNOLOGIES PLC CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(Unaudited)
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$316	$338
Restricted cash	1	1
Accounts receivable, net	1,058	1,090
Inventories, net	498	498
Other current assets	132	131
Total current assets	2,005	2,058
Long-term assets:
Property, net	1,336	1,316
Investments in affiliates	39	37
Intangible assets and goodwill, net	79	82
Deferred income taxes	179	178
Other long-term assets	140	122
Total long-term assets	1,773	1,735
Total assets	$3,778	$3,793
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt	$23	$20
Accounts payable	819	931
Accrued liabilities	467	445
Total current liabilities	1,309	1,396
Long-term liabilities:
Long-term debt	1,507	1,515
Pension and other postretirement benefit obligations	546	531
Other long-term liabilities	114	119
Total long-term liabilities	2,167	2,165
Total liabilities	3,476	3,561
Commitments and contingencies
Total Delphi Technologies shareholders' equity	139	68
Noncontrolling interest	163	164
Total shareholders' equity	302	232
Total liabilities and shareholders' equity	$3,778	$3,793

DELPHI TECHNOLOGIES PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2018	2017
	(in millions)
Cash flows from operating activities:
Net income	$105	$111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50	48
Restructuring expense, net of cash paid	(7)	(14)
Deferred income taxes	2	—
Pension and other postretirement benefit expenses	11	11
Income from equity method investments, net of dividends received	(3)	(1)
Other, net	6	5
Changes in operating assets and liabilities:
Accounts receivable, net	(23)	(96)
Inventories	(1)	(32)
Accounts payable	(74)	(5)
Other, net	20	—
Pension contributions	(11)	(11)
Net cash provided by operating activities	75	16
Cash flows from investing activities:
Capital expenditures	(66)	(51)
Proceeds from sale of property	1	—
Cost of technology investments	(7)	—
Net cash used in investing activities	(72)	(51)
Cash flows from financing activities:
Net repayments under other short-term debt agreements	(1)	(1)
Repayment under long-term debt agreements	(5)	—
Dividend payments of consolidated affiliates to minority shareholders	(10)	(10)
Distribution of cash dividends	(15)	—
Taxes withheld and paid on employees' restricted share awards	(2)	—
Other net transfers from (to) former parent	—	2
Net cash used in financing activities	(33)	(9)
Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	8	4
Decrease in cash, cash equivalents and restricted cash	(22)	(40)
Cash, cash equivalents and restricted cash at beginning of period	339	101
Cash, cash equivalents and restricted cash at end of period	$317	$61

DELPHI TECHNOLOGIES PLC FOOTNOTES (Unaudited)

1. Segment Summary

	Three Months Ended March 31,
	2018	2017	%
	(in millions)
Net Sales
Powertrain Systems	$1,153	$1,023	13%
Delphi Technologies Aftermarket	217	222	(2)%
Eliminations and Other (1)	(74)	(77)
Net Sales	$1,296	$1,168

Adjusted Operating Income
Powertrain Systems	$142	$150	(5)%
Delphi Technologies Aftermarket	17	12	42%
Eliminations and Other (1)	—	—
Adjusted Operating Income	$159	$162

(1) Eliminations and Other includes the elimination of inter-segment transactions

2. Weighted Average Number of Diluted Shares Outstanding

The following table illustrates the weighted average shares outstanding used in calculating basic and diluted net income per share attributable to Delphi Technologies for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
	(in millions, except per share data)
Weighted average ordinary shares outstanding, basic	88.71	88.61
Dilutive shares related to RSUs	0.21	—
Weighted average ordinary shares outstanding, including dilutive shares	88.92	88.61
Net income per share attributable to Delphi Technologies:
Basic	$1.10	$1.16
Diluted	$1.10	$1.16

DELPHI TECHNOLOGIES PLC RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, including "Adjusted Operating Income," "Adjusted Net Income," "Adjusted Net Income per Share" and "Cash Flow Before Financing." Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the following schedules

Adjusted Operating Income: Adjusted Operating Income is presented as a supplemental measure of the Company's financial performance which management believes is useful to investors in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and which may obscure underlying business results and trends. Our management utilizes Adjusted Operating Income in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Management also utilizes Adjusted Operating Income as the key performance measure of segment income or loss and for planning and forecasting purposes to allocate resources to our segments, as management also believes this measure is most reflective of the operational profitability or loss of our operating segments. Adjusted Operating Income is defined as net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, restructuring, separation costs and asset impairments. Not all companies use identical calculations of Adjusted Operating Income, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2018 guidance was determined using a consistent manner and methodology

Consolidated Adjusted Operating Income
	Three Months Ended March 31,
	2018		2017
	($ in millions)
	$	Margin	$	Margin
Net income attributable to Delphi Technologies	$98		$103
Net income attributable to noncontrolling interest	7		8
Net income	105		111
Equity income, net of tax	(3)		(1)
Income tax expense	22		31
Other (income) expense, net	(6)		6
Interest expense	20		1
Operating income	138	10.6%	148	12.7%
Restructuring	11		10
Separation costs (1)	10		—
Asset impairments	—		4
Adjusted operating income	$159	12.3%	$162	13.9%

(1) Separation costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company

Segment Adjusted Operating Income
(in millions)
Three Months Ended March 31, 2018	Powertrain Systems	Delphi Technologies Aftermarket	Eliminations and Other	Total
Operating income	$123	$15	$—	$138
Restructuring	11	—	—	11
Separation costs (1)	8	2	—	10
Adjusted operating income	$142	$17	$—	$159

Depreciation and amortization (2)	$49	$1	$—	$50

Three Months Ended March 31, 2017	Powertrain Systems	Delphi Technologies Aftermarket	Eliminations and Other	Total
Operating income	$142	$6	$—	$148
Restructuring	4	6	—	10
Asset impairments	4	—	—	4
Adjusted operating income	$150	$12	$—	$162

Depreciation and amortization (2)	$46	$2	$—	$48

(1) Separation costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company
(2) Includes asset impairments

Adjusted Net Income and Adjusted Net Income Per Share: Adjusted Net Income and Adjusted Net Income Per Share, which are non-GAAP measures, are presented as supplemental measures of the Company's financial performance which management believes are useful to investors in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and which may obscure underlying business results and trends. Management utilizes Adjusted Net Income and Adjusted Net Income Per Share in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Adjusted Net Income is defined as net income attributable to Delphi Technologies, restructuring and other special items, including the tax impact thereon. Adjusted Net Income Per Share is defined as Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Not all companies use identical calculations of Adjusted Net Income and Adjusted Net Income Per Share, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2018 guidance was determined using a consistent manner and methodology

	Three Months Ended March 31,
	2018	2017
	(in millions, except per share amounts)
Net income attributable to Delphi Technologies	$98	$103
Adjusting items:
Restructuring	11	10
Separation costs (1)	10	—
Asset impairments	—	4
Tax impact of adjusting items (2)	(3)	(1)
Adjusted net income attributable to Delphi Technologies	$116	$116

Weighted average number of diluted shares outstanding	88.92	88.61
Diluted net income per share attributable to Delphi Technologies	$1.10	$1.16
Adjusted net income per share	$1.30	$1.31

(1)	Separation costs include one-time incremental expenses associated with becoming a stand-alone publicly-traded company.
(2)

Represents the income tax impacts of the adjustments made for restructuring and other special items by calculating the income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Cash Flow Before Financing: Cash Flow Before Financing is presented as a supplemental measure of the Company's liquidity which is consistent with the basis and manner in which management presents financial information for the purpose of making internal operating decisions, evaluating its liquidity and determining appropriate capital allocation strategies. Management believes this measure is useful to investors to understand how the Company's core operating activities generate and use cash. Cash Flow Before Financing is defined as cash provided by operating activities plus cash used in investing activities. Not all companies use identical calculations of cash flow before financing therefore this presentation may not be comparable to other similarly titled measures of other companies. The calculation of Cash Flow Before Financing does not reflect cash used to service debt or pay dividends and, therefore, does not necessarily reflect funds available for investment or other discretionary uses

	Three Months Ended March 31,
	2018	2017
	(in millions)
Cash flows from operating activities:
Net income	$105	$111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50	48
Restructuring expense, net of cash paid	(7)	(14)
Working capital	(98)	(133)
Pension contributions	(11)	(11)
Other, net	36	15
Net cash provided by operating activities	75	16

Cash flows from investing activities:
Capital expenditures	(66)	(51)
Cost of technology investments	(7)	—
Proceeds from sale of property	1	—
Net cash used in investing activities	(72)	(51)

Cash flow before financing	$3	$(35)

CONTACT: Investor Relations Contact: Sherief Bakr, sherief.bakr@delphi.com, +1 203 609 3853; Media Contact: Kristen Kinley, kristen.kinley@delphi.com, +1 248 535 3930; Andrew Davis, andrew.davis@delphi.com, +44 7831 537 292